Exhibit 4.2

EXHIBIT A

PREFERRED STOCK PURCHASE WARRANT

Mobix Labs, Inc.

Warrant Shares: 6,000

Issuance Date: August 28, 2026

THIS PREFERRED STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Kips Bay Select LP, a limited partnership organized under the laws of the State of Delaware, or its assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 6:00 p.m. (New York City time) on the Termination Date, but not thereafter, to subscribe for and purchase from Mobix Labs, Inc., a Delaware corporation (the “Company”), up to six thousand (6,000) shares (as subject to adjustment hereunder, the “Warrant Shares”) of Series A 10% Convertible Preferred Stock of the Company (the “Preferred Stock”). The purchase price of one share of Preferred Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). As used herein, “Termination Date” means the date that is twelve (12) months after the Issuance Date of this Warrant; provided that, if such date is not a Trading Day, then the Termination Date shall be the immediately following Trading Day.

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement, dated as of May 19, 2026, by and between the Company and the Holder, as amended by that certain Amendment No. 1 to Securities Purchase Agreement dated as of June 18, 2026 and that certain Amendment No. 2 to Securities Purchase Agreement dated as of August 28, 2026 (as so amended, the “Purchase Agreement”). In addition, the following terms shall have the following meanings:

“Beneficial Ownership Limitation” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” shall have the meaning ascribed to such term in the Certificate of Designation.

“Notice of Conversion” shall have the meaning ascribed to such term in the Certificate of Designation.

“Share Delivery Date” shall have the meaning ascribed to such term in the Certificate of Designation.

“Triggering Event” shall have the meaning ascribed to such term in the Certificate of Designation.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) after the delivery to the Company of the Notice of Exercise, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, or by any lawful payment method reasonably acceptable for immediately available funds. The Company shall honor each Notice of Exercise in accordance with this Warrant and may not reject or delay any exercise except in the case of manifest error in such Notice of Exercise, which objection shall be delivered within one (1) Business Day after receipt or be deemed waived. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company in connection with any exercise hereunder unless the Holder is exercising this Warrant in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days after the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Preferred Stock under this Warrant shall be $1,000.00, subject to adjustment hereunder (the “Exercise Price”).

c) Intentionally Omitted.

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d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be delivered to the Holder by the Warrant Share Delivery Date by (A) if the Company has appointed a transfer agent with respect to the Preferred Stock, directing such transfer agent to record the issuance of the Warrant Shares to the Holder by book-entry on the records maintained by such transfer agent, or (B) if no such transfer agent has been appointed, recording the issuance of the Warrant Shares to the Holder by book-entry on the Company’s share register, in each case for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). In addition, if requested by the Holder, the Company shall deliver to the Holder a physical certificate representing the applicable Warrant Shares, registered in the Company’s share register in the name of the Holder or its designee, to the address specified by the Holder in the Notice of Exercise. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that the payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise, but in no event earlier than one (1) Trading Day after each Exercise Date. Notwithstanding anything herein to the contrary, upon exercise of this Warrant or within one (1) Trading Day following the exercise of this Warrant, if the Holder delivers a Notice of Conversion converting all or any portion of the shares of Preferred Stock deliverable upon exercise of this Warrant, the Company shall, in lieu of delivery of the applicable Warrant Shares pursuant to the terms hereunder, deliver the Conversion Shares to the Holder in connection with such Notice of Conversion pursuant to the terms of the Certificate of Designation (“Conversion Share Delivery”), except that the Company shall deliver such Conversion Shares by the Warrant Share Delivery Date rather than the Share Delivery Date in a Conversion Share Delivery. To the extent that shares of Common Stock are issued by the Company pursuant to the immediately preceding sentence, the Company shall cause such shares of Common Stock to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (x) there is an effective registration statement permitting the issuance of such shares of Common Stock to, or resale of such shares of Common Stock by, the Holder or (y) such shares of Common Stock are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, to the address specified by the Holder in the Notice of Conversion, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise by the Warrant Share Delivery Date. In the event that the Company fails to timely deliver the shares of Common Stock issuable upon conversion of the Warrant Shares pursuant to the terms of the Certificate of Designation governing the Preferred Stock (including the delivery of Conversion Shares by the Warrant Share Delivery Date in a Conversion Share Delivery), the provisions covering such failure to timely deliver such shares of Common Stock in the Certificate of Designation shall govern the Company’s obligations therefor, including, without limitation, Section 6(c) of the Certificate of Designation. The Beneficial Ownership Limitation shall apply to the delivery of such Conversion Shares.

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ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to transmit or fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i), or the Conversion Shares pursuant to a Conversion Share Delivery, by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Failure to Deliver Warrant Shares. If the Company fails to deliver the applicable Warrant Shares to the Holder within the time period required pursuant to Section 2(d)(i), such failure shall constitute a breach of this Warrant and the Transaction Documents, and the Holder shall be entitled to all rights and remedies available under the Transaction Documents, at law or in equity, including, without limitation, the right to pursue specific performance.

v. Fractional Shares or Scrip. No fractional Warrant Shares shall be issued upon exercise of this Warrant; provided that any fractional Warrant Share otherwise issuable shall be rounded down to the nearest whole Warrant Share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares (or the issuance of Conversion Shares in a Conversion Share Delivery) shall be made without charge to the Holder for any incidental expense in respect of the issuance of such Warrant Shares (or, if applicable, Conversion Shares). In the event that Warrant Shares are to be issued in a name other than the name of the Holder, the Holder shall deliver to the Company the Assignment Form attached hereto duly executed by the Holder. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of any shares of Common Stock issued in a Conversion Share Delivery.

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vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Preferred Stock or any other equity or equity equivalent securities payable in shares of Preferred Stock (which, for avoidance of doubt, shall not include any shares of Preferred Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Preferred Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split, combination or otherwise) outstanding shares of Preferred Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Preferred Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Preferred Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Preferred Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) [RESERVED]

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Preferred Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Preferred Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Preferred Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Preferred Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Preferred Stock are to be determined for the participation in such Distribution.

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Voting Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Voting Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Voting Stock or any compulsory share exchange pursuant to which the Voting Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon conversion of the Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock issuable upon conversion of the number of Warrant Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements approved by the Holders of a majority of the shares of Preferred Stock issuable upon exercise of the then outstanding Warrants (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Warrant Shares issuable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory to a similarly situated holder of warrants on substantially similar terms to this Warrant. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For purposes of this Section 3(e), “Voting Stock” means the Common Stock and any other class or series of capital stock of the Company entitled to vote generally on the election of directors.

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Preferred Stock or Common Stock, as the case may be, deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Preferred Stock or Common Stock (excluding treasury shares, if any), as the case may be, issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

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ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Preferred Stock or Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Preferred Stock or Common Stock, (C) the Company shall authorize the granting to all holders of the Preferred Stock or Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Preferred Stock or Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Preferred Stock or Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Preferred Stock or Common Stock to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Preferred Stock or Common Stock shall be entitled to exchange their shares of the Preferred Stock or Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon delivery to the Company of a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney. Upon such delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

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b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial exercise date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and, in the case of loss, theft or destruction, of a customary unsecured indemnity reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate. In no event shall the Holder be required to post any bond or other security in connection therewith.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

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d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, the Company will reserve from its authorized and unissued Preferred Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law; Dispute Resolution. All matters concerning governing law, jurisdiction, venue, service of process, waiver of jury trial, and dispute resolution with respect to this Warrant or any of the Transaction Documents shall be governed exclusively by the corresponding provisions set forth in Section 5.9 of the Purchase Agreement, which are hereby incorporated by reference as if set forth herein in full. In the event of any inconsistency between the provisions of this Warrant and the Purchase Agreement with respect to any of the foregoing matters, the Purchase Agreement shall control.

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f) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or any other Transaction Document, the Company shall pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Holder in connection with the enforcement or preservation of any rights under this Warrant or any other Transaction Document or in collecting any amounts due hereunder or thereunder.

g) Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder or under any other Transaction Document shall be governed exclusively by the notice provisions set forth in Section 5.4 of the Purchase Agreement, which are hereby incorporated by reference as if set forth herein in full, including with respect to permitted methods of delivery, timing, effectiveness, addresses and electronic service. In the event of any inconsistency between the notice provisions of this Warrant and the Purchase Agreement, the Purchase Agreement shall control.

h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j) Successors and Assigns. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the successors and assigns of the Holder. The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Holder, except in connection with a Fundamental Transaction in which the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with Section 3(e). The Holder may assign this Warrant and any of its rights hereunder, in whole or in part. The provisions of this Warrant are intended to be for the benefit of each Holder from time to time of this Warrant and each holder of Warrant Shares, and shall be enforceable by the Holder or any such holder.

k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n) Intentionally Omitted.

o) Listing Cure. If at any time after the date hereof the Company has received written notice from the Trading Market that the Company is not in compliance with a continued-listing standard relating to market value of listed securities, market value of publicly held shares, or stockholders’ equity, and this Warrant is then classified as a liability rather than equity for accounting purposes under U.S. generally accepted accounting principles, the Holder shall, upon written request from the Company, cooperate in good faith to (i) amend this Warrant to achieve equity classification or, (ii) if reclassification is not feasible, accept the cancellation, exchange, or repurchase of this Warrant (in whole or in part) on terms designed to preserve the Holder’s economic position to the extent reasonably practicable; provided that in no event shall the consideration payable to the Holder in connection with any cancellation, exchange or repurchase of this Warrant pursuant to this section be less than twenty percent (20%) of the aggregate Exercise Price of the unexercised portion of this Warrant. For the avoidance of doubt, this section shall not apply unless and until such listing deficiency notice has been received in writing by the Company from the Trading Market and is then continuing.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

Mobix Labs, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President, CFO and Acting General Counsel

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NOTICE OF EXERCISE

To: Mobix Labs, Inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the Warrant, with an Issuance Date of [__________], 2026, and tenders herewith payment of the exercise price in full.

(2) Payment shall take the form of wire transfer of immediately available funds or cashier’s check drawn on a United States bank, or by any lawful payment method reasonably acceptable for immediately available funds in accordance with the terms of the Warrant.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:

___________________________________________________________________

Signature of Authorized Signatory of Investing Entity:

___________________________________________________________________

Name of Authorized Signatory:

___________________________________________________________________

Title of Authorized Signatory:

____________________________________________________________________

Date: _______________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature: _______________________

Holder’s Address: ________________________